Exhibit (a)(1)(G)

LETTER TO PARTICIPANTS IN THE GREEN MOUNTAIN POWER CORPORATION
EMPLOYEE SAVINGS AND INVESTMENT PLAN AND TRUST

RELATED TO THE
OFFER TO PURCHASE OUTSTANDING SHARES
OF
GREEN MOUNTAIN POWER CORPORATION
HELD IN THE
GREEN MOUNTAIN POWER CORPORATION
EMPLOYEE SAVINGS AND INVESTMENT PLAN AND TRUST

NOVEMBER 8, 2002

TO:	PARTICIPANTS IN THE GREEN MOUNTAIN POWER CORPORATION EMPLOYEE SAVINGS AND INVESTMENT PLAN AND TRUST (THE “PLAN”)

On October 18, 2002, Green Mountain Power Corporation mailed to all Plan participants a letter describing the offer by Green Mountain Power to purchase up to 800,000 shares of its common stock, par value $3.33 1/3 per share, including the associated common stock purchase rights, at a price not greater than $21.00 nor less than $17.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. Enclosed with that letter were copies of (1) the Offer to Purchase by Green Mountain Power, dated October 18, 2002, and (2) the related Letter of Transmittal.

The purpose of this letter is to correct an error in the October 18, 2002 letter to Plan participants relating to the deadline for submitting the instruction form enclosed with the October 18, 2002 letter to Plan participants (the “Instruction Form”) to the trustee’s tabulator, Mellon Investor Services, if you wish to direct the trustee to tender Green Mountain Power shares allocated to your Plan account.

The Instruction Form must be received by the trustee’s tabulator no later than 12:00 midnight, New York City time, on TUESDAY, NOVEMBER 12, 2002 (unless the offer is extended) in order for your instructions to be followed. If the Instruction Form is not properly completed or is not received by the 12:00 midnight, New York City time, Tuesday, November 12, 2002 deadline, none of your Green Mountain Power shares will be tendered and none will be purchased (unless the offer is extended). The October 18, 2002 letter to Plan participants erroneously stated that the deadline was Tuesday, November 19, 2002.

Please note that the Tuesday, November 12, 2002 deadline is FIVE BUSINESS DAYS BEFORE the current expiration date for the offer, Tuesday, November 19, 2002. It is necessary to submit your Instruction Form to the trustee’s tabulator before the expiration date because the trustee must deliver the information to the Depositary for the offer by the expiration date.

The only actions you are required to take to direct the trustee to tender Green Mountain Power shares allocated to your Plan account are:

(1)	specify the percentage of Green Mountain Power shares that you wish the trustee to tender,

(2)	designate the price at which the trustee should tender the Green Mountain Power shares, and

(3)
sign, date and return the enclosed Instruction Form so that it is received by Mellon Investor Services LLC no later than 12:00 midnight, New York City time, on Tuesday, November 12, 2002. The completed Instruction Form may be mailed to Mellon Investor Services LLC at the following address: Reorganization Department, P.O. Box 3301, South Hackensack, New Jersey 07606. The completed Instruction Form may also be sent to Mellon Investor Services LLC via facsimile at 1-201-296-4293. If you fax the completed Instruction Form to Mellon Investor Services LLC, you must call 1-201-296-4860 to obtain your confirmation number.

You do not need to complete any form other than Instruction Form enclosed with the October 18, 2002 letter to Plan participants to tender Green Mountain Power shares allocated to your plan account.

For additional information regarding the terms and conditions of the offer, see the information contained in the October 18, 2002 letter to Plan participants (as amended by this letter), the Offer to Purchase and the Letter of Transmittal. The Information Agent for this tender offer is Mellon Investor Services LLC. All questions regarding the tender offer should be directed to Mellon Investor Services LLC at 1-800-858-0985.